January 11, 2017

Re: ICON ECI Fund Fifteen, L.P. ("Fund Fifteen")

Dear Registered Representative:

We are writing to notify you in advance regarding a change in the distribution rate for Fund Fifteen, which will commence with the February 1, 2017 distribution. Your clients will receive the letter below, which will be mailed out in January.  Should you have any questions, please feel free to call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736.

January 20, 2017

Re:  ICON ECI Fund Fifteen, L.P. ("Fund Fifteen")

Dear Investor:

We are writing to advise you that we are lowering the distributions for Fund Fifteen to an annualized rate of approximately 2%, effective with the February 1, 2017 distribution. Please be further advised that distributions remain subject to change and are made at the Investment Manager's discretion, with the amount and timing of such distributions based on Fund Fifteen's overall performance. As always, if you have any questions, please feel free to contact our Investor Relations Department at (800) 343-3736.

Sincerely,

ICON Capital, LLC

Michael A. Reisner Co-President and Co-CEO	Mark Gatto Co-President and Co-CEO

100 Grossman Drive, Suite 301, Braintree, MA 02184  www.iconinvestments.com